Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com Client: 88502-00013

                    , 2020

PET Acquisition LLC

10850 Via Frontera

San Diego, California 92127

Re:	PET Acquisition LLC
Registration Statement on Form S-1 (File No. 333- )

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-                , as amended (the “Registration Statement”), of PET Acquisition LLC, a Delaware limited liability company, to be converted into Petco Health and Wellness Company, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to                  shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”).

In arriving at the opinion expressed below, we have examined the Registration Statement, a form of the certificate of conversion of the Company (the “Certificate of Conversion”) and a form of the certificate of incorporation of the Company (the “Certificate of Incorporation”), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Certificate of Conversion and the Certificate of Incorporation have been duly filed with the Secretary of State for the State of Delaware, the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

Beijing • Brussels • Century City • Dallas  • Denver • Dubai • Frankfurt • Hong Kong • Houston • London  • Los Angeles • Munich

New York • Orange County • Palo Alto •  Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

                    , 2020

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,